 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 28, 2024

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36385	87-0442441
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 361-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 22, 2024, BIOLASE, Inc., a Delaware corporation (the “Company”) received a written notice (the “Default Notice”) from SWK Funding LLC as agent (the “Agent”) and a lender, under that certain Credit Agreement, dated November 9, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Company, the lender parties thereto (each a “Lender” and together, the “Lenders”), and the Agent, that an alleged Event of Default (as defined in the Credit Agreement) has occurred.

The Default Notice specifies that an Event of Default has occurred under the Credit Agreement due to the Company’s failure to make certain payments to the Agent under the Credit Agreement on the applicable Payment Date (as defined in the Credit Agreement) of August 15, 2024 or within five business days thereof (the “August Payment Date”).

In the Default Notice, the Agent states that the Agent, on behalf of the Agent and Lenders, has extended the August Payment Date to August 30, 2024 (the “Extended Payment Date”); provided, however, the Extended Payment Date is inclusive of any cure period. The Default Notice further states that except as expressly set forth therein, all of the other terms, provisions and conditions of the Credit Agreement and the other loan documents shall remain and continue in full force and effect, and the Agent and each Lender reserve all of their respective rights, privileges and remedies under the Credit Agreement, the loan documents, each other agreement and any other contracts or instruments executed by the Company for the benefit of the Agent or such Lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE, INC.

Date: August 28, 2024	By:	/s/ John R. Beaver
	Name:	John R. Beaver
	Title:	President and Chief Executive Officer